Exhibit 99.3

FOR IMMEDIATE RELEASE

Catalyst Pharmaceutical Partners Reports Positive Cardiac Safety Results

of Its Phase 3 Product, Firdapse Tablets

CORAL GABLES, Fla., Jan. 8, 2014 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a specialty pharmaceutical company focused on developing safe and effective, approved medicines targeting orphan neuromuscular and neurological diseases, today announced positive results from a study jointly funded with, and conducted by BioMarin Pharmaceuticals (Nasdaq:BMRN) to assess the cardiac safety of Firdapse™ tablets (amifampridine also known as 3,4-DAP). Firdapse is approved in the E.U., where it is marketed by BioMarin. Firdapse is also currently in Phase 3 development in the U.S. for Lambert-Eaton Myasthenic Syndrome (LEMS) by Catalyst.

The study met the pre-specified primary endpoint, demonstrating that at and above therapeutic levels, there was no effect of Firdapse (administered as phosphate salt) on heart rate or cardiac depolarization. None of the study subjects developed new, clinically relevant electrocardiographic/morphological changes following administration of Firdapse. Additionally, there was no significant effect of Firdapse on cardiac repolarization as assessed using the QT interval.

The QT interval represents the amount of time the heart’s electrical system takes to repolarize, or recharge, after each beat. As prolongation of the QT interval may increase the risk for cardiac arrhythmias and sudden death, the U.S. Food and Drug Administration (FDA) requires a thorough QT (TQT) study for most new drugs in development. A TQT study is a specialized clinical trial designed to assess whether an investigational medication has the potential to prolong the QT interval.

“The findings of this cardiac safety study are clear. Firdapse did not lead to QT prolongation, even at high concentrations in the blood,” said Charles W. Gorodetzky, MD, PhD, Chief Medical Officer for Catalyst. Dr. Gorodetzky continued, “This study was designed in accordance with existing FDA guidelines. We are confident in these results and will continue to work toward making Firdapse available to patients in the U.S. if we are able to obtain marketing authorization from FDA.”

“This is the first formal human evaluation of cardiac safety of Firdapse and we are pleased with the outcome of the study,” said Steven Miller, Ph.D., Chief Scientific and Chief Operating Officer for Catalyst. Dr. Miller continued, “It is also important to caution the patient community that these findings are only relevant to Firdapse and do not necessarily indicate that other unapproved forms of 3,4-DAP would be safe, because the drug absorption and blood levels that result from other forms of 3,4-DAP may be different than Firdapse.”

At a pre-IND meeting in 2010, FDA requested TQT study results for Firdapse at exposures higher than typical therapeutic levels be included as part of the clinical safety package in any New Drug Application filed for 3,4-DAP.

Study Details

This randomized double-blind study, designed in accordance with the FDA’s published guidance on clinical evaluation of QT/QTc interval (ICH E14), compared the effects of Firdapse at or above therapeutic concentrations to placebo on the QT interval in 59 healthy human volunteers. The primary endpoint was to determine whether Firdapse administered at therapeutic and supratherapeutic concentrations differed from placebo in the mean change in the QTc interval.

All heart rate correction methodologies that satisfied the pre-specified selection criteria, including QTcF and QTcB (QTc calculated by Fridericia’s and Bazett’s formulas respectively), met the primary endpoint. Moxifloxacin, an antibiotic known to prolong the QT interval, was administered as a positive control.

Catalyst expects that BioMarin will present the full data set from this study at a major medical meeting at some time in the future and will submit the data for publication thereafter.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal Phase 3 trial and recently received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). In 2012, Catalyst licensed Firdapse from BioMarin and Catalyst assumed management of the Phase 3 pivotal trial, initiated by BioMarin. Firdapse is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the timing of completion of Catalyst’s currently ongoing Phase 3 trial of Firdapse™, whether the Phase 3 trial will be successful, whether the receipt of breakthrough therapy designation for Firdapse will expedite the development and review of Firdapse by the FDA, whether FDA will give any NDA for 3,4-DAP priority review, or accept rolling submissions of the NDA modules as completed, whether the product will be found to be safe and effective, whether an NDA for Firdapse will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive an approval for 3,4-DAP, giving it 7-year marketing exclusivity for its product, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2012 and other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

#  #  #

Media/Investor Contacts Donna LaVoie or David Connolly LaVoie Group (617) 374-8800 dlavoie@lavoiegroup.com dconnolly@lavoiegroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceutical Partners, Inc. Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com